FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 2, 2024	Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES STOCK REPURCHASE PLAN
WASHINGTON TOWNSHIP, NEW JERSEY – Parke Bancorp, Inc. (the “Company”) (NASDAQ: PKBK) today announced its Board of Directors approved a plan to repurchase up to 5% of the Company’s common stock during the next twelve months, unless completed sooner or otherwise extended. Open market purchases are intended to be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934.

Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

"The stock repurchase program is an integral element of the Company's capital management strategies. As such, we believe that at current prices the Company's stock is a very attractive investment for the Company, and that repurchasing its common stock would enhance shareholder value.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey, a branch office in Collingswood, New Jersey, a branch in center city Philadelphia and a branch in Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our earnings and shareholders’ equity; and the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.